EXHIBIT 8.1

List of Subsidiaries of Embraer—Empresa Brasileira de Aeronáutica S.A.

Name	Jurisdiction of Incorporation
Embraer Aircraft Holding, Inc – EAH	U.S.A.
Embraer Aircraft Customer Services, Inc. – EACS	U.S.A.
Embraer Aircraft Maintenance Services, Inc. – EAMS	U.S.A.
Embraer Services, Inc. – ESI	U.S.A.
Embraer Executive Jet Service, LLC	U.S.A.
Embraer Executive Aircraft, LLC	U.S.A.
Embraer Training Services – ETS	U.S.A.
Embraer CAE Training Services – ECTS	U.S.A.
Indústria Aeronáutica Neiva Ltda.	Brazil
ELEB Equipamentos Ltda.	Brazil
Embraer GPX Ltda.	Brazil
Embraer Aviation Europe SAS – EAE	France
Embraer Aviation International SAS – EAI	France
Embraer Europe SARL	France
Embraer Australia Pty Ltd.	Australia
Embraer Credit Ltd. – ECL	U.S.A.
Embraer Representations, LLC – ERL	U.S.A
Harbin Embraer Aircraft Industry Company, Ltd. – HEAI	China
Embraer Spain Holding Co., SL -ESH	Spain
ECC Investment Switzerland AG	Switzerland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
Embraer Finance Ltd. – EFL	Cayman Islands, BWI
Embraer Merco S/A – EMS	Uruguay
Embraer Overseas Limited	Cayman Islands, BWI
Air Holding SGPS, S.A.	Portugal
OGMA – Ind. Aeronáutica de Portugal S.A.	Portugal
ECC Leasing Company Ltd.	Ireland
Canal Investments LLC	U.S.A.
ECC do Brasil Cia de Seguros	Brazil
Embraer Asia Pacific Pte-Limited – EAP	Singapore
Embraer Portugal – SGPS, S.A.	Portugal
Embraer Portugal Estruturas Metálicas S.A.	Portugal
Embraer Portugal Estruturas em Compósito S.A.	Portugal
Embraer CAE Training Services (UK) Ltd.	England